Exhibit 99.1

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: November 14, 2017
Boise Cascade Company Announces Quarterly Dividend Policy and Initial Quarterly Dividend
BOISE, Idaho - Boise Cascade Company (Boise Cascade or the Company) (NYSE: BCC) announced that its Board of Directors approved a dividend policy pursuant to which the Company expects to pay quarterly cash dividends to holders of its common stock. Today, the Board of Directors declared a quarterly dividend of $0.07 per share of common stock, payable on December 15, 2017 to stockholders of record on November 27, 2017 under the new policy.

Future quarterly dividend declarations, including amount per share, record date and payment date, will be made by the Board of Directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, contractual restrictions and other factors as the Board of Directors may deem relevant. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company’s website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.